UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2017

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Wall Street
Burlington, MA 01803
(Address of principal executive offices; Zip Code)

(781) 994-0300
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2017, ArQule Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain stockholders (the “Purchasers”) for the sale by the Company (the “Offering”) of 13,938,651 shares of common stock (the “Shares”), and warrants (the “Warrants”) to purchase up to 3,123,674 shares of common stock (the “Warrant Shares”). The Company sold the Shares and the Warrants together at a price per unit of $1.135. Subject to certain ownership limitations, the Warrants are immediately exercisable upon issuance at an exercise price of $1.75 per Warrant Share, subject to customary anti-dilution adjustments, and have a four-year term.

The Purchase Agreements and Warrants each include customary representations, warranties and covenants. The Company also agreed to file a resale registration statement within 60 days after the closing of the transaction to register the resale of the Shares.

The representations, warranties and covenants contained in the Purchase Agreements were made solely for the benefit of the parties to the Purchase Agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreements and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the form of Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreements, which subsequent information may or may not be fully reflected in public disclosures.

The forms of the Purchase Agreement and Warrant are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

On October 13, 2017, the Company received gross proceeds from the Offering of approximately $15.7 million. The Company estimates the net proceeds from this Offering will be approximately $15.5 million. The Company intends to use the net proceeds from this Offering to advance clinical trials related to its proprietary pipeline and for general corporate purposes, including working capital.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 related to the Offering is incorporated by reference into this Item 3.02. The Shares, the Warrants and the Warrant Shares are being sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Item 8.01	Other Events.

On October 16, 2017, the Company issued a press release announcing the Offering, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Title

4.1	Form of Warrant

10.1	Form of Securities Purchase Agreement

99.1	Press release dated October 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

Date: October 16, 2017

EXHIBIT INDEX

Exhibit
No.	Title

4.1	Form of Warrant

10.1	Form of Securities Purchase Agreement

99.1	Press release dated October 16, 2017